EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PepsiAmericas, Inc.:
We consent to the incorporation by reference in Registration Statement Nos. 333-118392, 333-79095, 333-64292, 333-46368, and 333-36994 on Form S-8, Registration Statement No. 333-51324 on Form S-4 and Registration Statement Nos. 333-134179, 333-36614 and 333-108164 on Form S-3 of PepsiAmericas, Inc. (the Company) of our reports dated February 26, 2008, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the fiscal years 2007, 2006 and 2005, and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of PepsiAmericas, Inc.
Our report dated February 26, 2008 on the effectiveness of internal control over financial reporting as of December 29, 2007, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2007 includes all of the Company’s consolidated entities, except for Sandora LLC (Sandora), a business acquired by a joint venture in which the Company holds a 60 percent interest during fiscal year 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sandora.
/s/ KPMG LLP
Minneapolis, Minnesota
February 26, 2008